CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 114 to Registration Statement No. 33-26305 on Form N-1A of our report dated February 26, 2009, relating to the financial statements and financial highlights of BlackRock International Diversification Fund of BlackRock Funds (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2008. We also consent to the reference to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Princeton, New Jersey
April 30, 2009